Exhibit 99.1

Orient Paper Inc. Announces Fourth Quarter and Record Full-Year 2011 Results

BAODING, China, March 15, 2012 /PRNewswire-Asia/ -- Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in northern China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Highlights

●	Revenue increased 7.3% year-over-year to $38.9 million
●	Average Selling Price ("ASP") of corrugating medium paper was $415/ton, which is 12.9% higher than the ASP in the fourth quarter 2010 and 0.5% higher than the ASP in the third quarter 2011.
●	ASP of offset printing paper was $801/ton, which is 2.6% higher than the ASP in the fourth quarter 2010 but 2.5% lower than the ASP in the third quarter 2011.
●	Gross profit was $8.4 million, with gross margin of 21.5%
●	Operating income rose 2.6% year-over-year to $7.6 million, with operation margin of 19.7%
●	Net income increased 3.6% year-over-year to $5.5 million, or $0.30 per diluted share
●	Completed the construction and launched production of the new 360,000 tons per year corrugating medium paper production line

Full Year 2011 Highlights

●	Revenue increased 21.6% to $150.7 million
●	Gross profit increased 25.9% to $33.0 million with gross margin of 21.9%
●	Operating income increased 37.0% to $30.1 million with operating margin of 20.0%
●	Net income increased 39.2% to $21.6 million, or $1.18 per diluted share

"Our revenue and net income growth in 2011 was largely due to rising selling prices in the first three quarters of 2011 and due to lower than normal level of total offset printing and corrugating medium paper production and sales in 2010," commented Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. "In recent years, the PRC government's move towards consolidation of the paper industry has led to regional shortage in supply of paper products, resulting in higher product ASPs across the board for at least the first 10 months of year 2011. Starting in the fourth quarter of 2011, we have seen softening ASPs continuing into the first two months in year 2012 as the effect of industry consolidation and capacity elimination on regional paper supply phased out. We have also completed the construction and launched production of our new 360,000 tons per year corrugating medium paper production line in the fourth quarter. With this new production line, we are well positioned to capitalize on the growing market demand and increase our market share in 2012 and beyond."

Fourth Quarter 2011 Results

Revenue for the fourth quarter of 2011 increased 7.3% to $38.9 million compared to $36.3 million for the same period last year. The year-over-year increase in revenue was mainly attributable to (1) lower production quantity in the fourth quarter 2010, due to the installation of new boilers to replace the two old ones, and (2) the increase in ASP for offset printing paper and corrugated medium paper products.

During the three months ended December 31, 2011, revenues from corrugating medium paper increased 77.7% year over year to $13.7 million, as compared to $7.7 million in the same period last year. The Company sold a total of 33,033 tons of corrugating medium paper, up 58.3% from 20,861 tons sold in the year ago period. The ASP for corrugating medium paper rose 13.1% from $367/ton in the fourth quarter of 2010 to $415/ton in the fourth quarter of 2011 as a result of increasing market demand and the regional shortage in supply of paper products.

Revenue from medium-grade offset printing paper was $23.3 million for the three months ended December 31, 2011, down 11.0% from $26.2 million for the comparable period in 2010. Orient Paper sold 29,110 tons of medium-grade offset printing paper in the fourth quarter of 2011 compared to 33,501 tons sold in the year ago period. The ASP of offset printing paper products increased 2.3% from $783/ton in the fourth quarter of 2010 to $801/ton in the fourth quarter of 2011. During the fourth quarter of 2011, the Company recorded $4.7 million in revenue from sales of offset printing paper finished goods purchased from third-party vendors pursuant to the printing paper supply agreements with these vendors. Because of the downward pressure on offset printing paper ASP and the lower profit margin (as compared to selling products produced by our own production lines), we may see a temporary decrease in the sales of purchased finished goods of offset printing paper in the first and second quarters of 2012 until printing paper ASP recovers.

Revenue from the Company's digital photo paper products, which were introduced in March 2010, was $1.9 million, or 4.8% of total revenue during the fourth quarter of 2011, compared with $2.4 million for the comparable period a year ago. In the fourth quarter of 2011, the Company sold a total of 470 tons of digital photo paper, as compared to 544 tons sold in the year ago period. In the fourth quarter of 2011, the Company's digital photo paper line was operating at an annualized 78% of the originally estimated 2,500 tons annual capacity resulting in lower production and sales volume for the quarter.

Gross profit remained flat year over year at $8.4 million in the three months ended December 31, 2011. Gross profit from the sales of purchased finished goods offset printing paper amounted to $0.4 million, or 5% of total gross profit for the fourth quarter 2011.  As explained, we may have a temporary decrease in the sales of finished goods printing paper in the first two quarters in year 2012 or until offset printing paper ASP recovers, but we do not believe the loss of gross profit from such sales will materially affect our total gross profit in the next few quarters. Gross profit margin was 21.5% compared to 23.1% in the same period last year. While the fourth quarter 2011 gross profit margin remained consistent with the previous quarters, we believe the decrease in gross profit margin compared to fourth quarter of 2010 was largely due to the higher-than-expected hike in ASP in the fourth quarter of 2010.

Selling, general and administrative expenses ("SG&A") were $0.5 million, down 47.9% from $0.9 million in the same period last year. Such significant decrease in SG&A expenses was mainly attributable to fourth quarter 2010 professional service fees incurred in connection with an independent internal investigation and a litigation of the shareholder class action.

Operating income for the quarter ended December 31, 2011 increased slightly to $7.6 million from $7.5 million in the fourth quarter of 2010.

Net income was $5.5 million, up 3.6% from $5.3 million in the same period last year. Basic and diluted earnings per share for the fourth quarter of 2011 were $0.30 compared to $0.29 for the same period a year ago.

Full Year 2011 Results

Total revenue for fiscal year ended December 31, 2011 was $150.7 million, up 21.6%, from $124.0 million in fiscal year 2010. Gross profit was $33.0 million, up 25.9%, from gross profit of $26.2 million last year. Gross margin was 21.9%, an increase of 80 basis points from 21.1% for the same period a year ago. Operating income was $30.1 million, up 37.0% from $22.0 million in 2010. Net income was $21.6 million, up 39.2% from $15.6 million in fiscal year 2010. Basic and diluted earnings per share were $1.18 compared to $0.89 in fiscal year 2010.

Financial Condition

As of December 31, 2011, Orient Paper had $4.2 million in unrestricted cash, as compared to $11.3 million at the end of 2010. As of December 31, 2011, the Company had $11.3 million in working capital. The Company had $5.3 million in short-term debt as well as $5.7 million in long term debt. As of December 31, 2011, shareholders' equity totaled $127.5 million compared to $101.5 million at the end of 2010.

In 2011, Orient Paper generated net cash flow from operating activities of $18.9 million, as compared to $20.4 million in 2010.

Business Outlook

In December 2011, Orient Paper launched production of its new 360,000 tons corrugating medium paper production line. The Company is currently ramping up production of this new line and projects production of approximately 150,000 tons in 2012. In addition, the Company has completed the renovation of a small production line which has been idle since 2007. Orient Paper intends to utilize this renovated production line to begin producing up to 10,000 tons of digital photo base paper in the second quarter of fiscal 2012.

Orient Paper expects fiscal year 2012 revenues to be in the range of $185 million and $204 million, gross profit to be between $39 million and $43 million, net income to be between $25 million and $27 million, and basic and diluted earnings per share to be between $1.35 and $1.49.

Mr. Liu concluded, "We are confident that the recent softening in paper product ASPs is a temporary adjustment to the market, where high paper prices are constantly on the rise since the end of year 2009.  We believe that regional economic development and the growth of Chinese domestic consumption will quickly push the pricing of paper products to reflect the growing demand in year 2012. Meanwhile, we plan to gradually ramp up production of our new corrugated medium paper line and expect to achieve our target annualized utilization rate of approximately 60% by the end of 2012. In 2012, our revenue and net income growth will largely be driven by our capacity expansion initiatives, and growth in market share. We believe our new production line will significantly contribute to our fiscal 2012 revenue growth and profitability."

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Friday, March 16, 2012, to discuss the financial results for the fourth quarter and full year ended December 31, 2011

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 59318423.

If you are unable to participate in the call at this time, a replay will be available starting on Friday, March 16, 2012 at 12:00 noon Eastern Time, through Sunday, March 18, 2012. To access the replay, dial +1 855 859 2056. International callers should dial +1 404 537 3406. The conference ID number and Security Code for the replay are 59318423 and 31833 respectively.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a one year replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

– Financial Tables Follow –

ORIENT PAPER, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues	$38,912,952	$36,268,275	$150,747,316	$123,989,917
Cost of Sales	-30,537,977	-27,881,359	-117,797,241	-97,814,315
Gross Profit	8,374,975	8,386,916	32,950,075	26,175,602
Selling, General and Administrative Expenses	-476,253	-914,317	-2,517,530	-3,074,256
Loss from Disposal of Property, Plant and Equipment	-251,572	-17,342	-321,200	-1,115,362
Income from Operations	7,647,150	7,455,257	30,111,345	21,985,984
Other Income (Expense):
Interest income	32325	163,183	36,437	163,183
Interest expense	-163439	-633,010	-699,892	-633,010
	-	-
Income before Income Taxes	7,442,190	7,324,143	29,447,890	21,516,157
Provision for Income Taxes	-1,939,160	-2,014,784	-7,799,226	-5,964,621
Net Income	5,503,030	5,309,359	21,648,664	15,551,536
Other Comprehensive Income:
Foreign currency translation adjustment	687,252	1,319,315	4,304,334	3,159,472
Total Comprehensive Income	6,190,282	6,628,674	$25,952,998	$18,711,008
Earnings Per Share:
Basic Earnings per Share	0.30	0.29	$1.18	$0.89
Fully Diluted Earnings per Share	0.30	0.29	$1.18	$0.89
Weighted Average Number of Shares
Outstanding - Basic	18,349,332	17,435,218	18,349,332	17,435,218
Outstanding - Fully Diluted	18,349,332	17,436,246	18,349,332	17,436,246

ORIENT PAPER, INC. CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2011 AND DECEMBER 31, 2010

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$4,165,446	$11,348,108
Notes receivable	-	308,539
Accounts receivable (net of allowance for doubtful accounts of $76,752 and $37,535 as of December 31, 2011 and December 31, 2010, respectively)	3,820,696	1,839,235
Inventories	10,007,928	7,422,518
Prepayments and other current assets	5,071,215	184,723
Total current assets	23,065,285	21,103,123
Prepayment on property, plant and equipment	7,241,472	6,957,258
Property, Plant, and Equipment, net	114,651,107	87,445,960
Total Assets	$144,957,864	$115,506,341
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,833,619	$2,873,650
Current portion of long-term debt	-	2,008,530
Loan from related parties	2,499,312	2,041,804
Accounts payable	2,766,554	413,468
Accrued payroll and employee benefits	308,290	336,932
Other payables and accrued liabilities	1,589,541	2,363,686
Income taxes payable	1,744,253	1,717,127
Total current liabilities	11,741,569	11,755,197

Loan from credit union	5,690,852	-
Loan from related parties	-	2,209,068
Total liabilities	17,432,421	13,964,265
Commitments and Contingencies
Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,350,191 and 18,344,811 shares issued and outstanding as of December 31, 2011 and 2010, respectively	18,350	18,345
Additional paid-in capital	45,758,020	45,727,656
Statutory earnings reserve	5,863,442	5,661,587
Accumulated other comprehensive income	11,442,567	7,138,233
Retained earnings	64,443,064	42,996,255
Total stockholders' equity	127,525,443	101,542,076
Total Liabilities and Stockholders' Equity	$144,957,864	$115,506,341

ORIENT PAPER, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	Year Ended
	December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$21,552,522	$15,551,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,446,445	4,147,777
Loss from Disposal of Property, Plant and Equipment	321,199	1,115,362
Impairment on accounts receivable	37,087	-5,728
Stock-based expense for service received	30,369	101,046
Changes in operating assets and liabilities:
Accounts and note receivable	-1,597,193	-14,557
Prepayments and other current assets	-4,803,656	138,782
Inventories	-2,246,089	-253,598
Accounts payable	2,667,980	-1,431,851
Accrued payroll and employee benefits	84,396	56,246
Other payables and accrued liabilities	-1,528,560	636,553
Income taxes payable	78,786	318,170
Net Cash Provided by Operating Activities	18,885,716	20,359,738
Cash Flows from Investing Activities:
Prepayment/deposit for property, plant and equipment	-2,298,633	-6,785,912
Purchases of property, plant and equipment	-25,666,750	-34,774,829
Proceeds from disposal of property, plant and equipment	271,508	-
Net Cash Used in Investing Activities	-27,693,875	-41,560,741
Cash Flows from Financing Activities:
Proceeds from related party loans	200,000	200,000
Repayment of related party loans	-1,894,760	-200,000
Proceeds from bank loans	7,359,676	885,119
Repayments of bank loans	-4,168,126	-2,392,843
Proceeds from public offering of common stock	-	26,570,161
Reclassification of restricted cash to cash and cash equivalents	-	29,105
Net Cash Provided by Financing Activities	1,496,790	25,091,542
Effect of Exchange Rate Changes on Cash and Cash Equivalents	128,709	507,616
Net Increase in Cash and Cash Equivalents	-7,182,661	4,398,155
Cash and Cash Equivalents - Beginning of Period	11,348,108	6,949,953
Cash and Cash Equivalents - End of Period	$4,165,447	$11,348,108
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$567,510	$390,458
Cash paid for income taxes	$7,772,684	$5,592,563
Supplemental Disclosure of significant non-cash transactions:
Disposal of property, plant and equipment in lieu of payment for construction cost of a new plant	$-	$243,479
Issuance of warrants for consultancy services	-	79,521

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com